Exhibit 10.15

electroCore, Inc. Executive Severance Policy

ARTICLE I.

PURPOSE

The electroCore, Inc. Executive Severance Policy (“the Policy”) is established to provide eligible executives of electoCore, Inc. or any of its wholly-owned subsidiaries (collectively, the “Company”) who incur an Involuntary Termination of Employment (as defined below) with severance pay and other benefits in accordance with and subject to the terms and conditions set forth in this Policy.

This Policy is intended to be an unfunded employee benefit plan maintained for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended. All previous existing pay plans, programs, agreements and practices that provide for the payment of severance benefits, whether formal or informal (each a “Prior Severance Plan”), are hereby revoked and terminated for any Participant (as defined below). This document applies to Participants who incur an Involuntary Termination of Employment on and after of the Effective Date of this Policy. The payment of severance benefits, if any, payable to any executive who incurred a Termination of Employment prior to the Effective Date of this Policy shall be determined in accordance with the terms of the Prior Severance Plan, applicable to such individual at the time of his Termination of Employment.

ARTICLE II.

DEFINITIONS

When used in this Policy, the following words shall have the following meaning unless the context clearly indicates otherwise.

Section 2.01 “Accrued Obligations” means the sum of (i) the Participant’s unpaid base salary earned through the date of his Termination of Employment, (ii) any reimbursable business expenses incurred prior to the Participant’s Termination of Employment, (iii) any earned but unpaid vacation pay as of the Participant’s Termination of Employment and (iv) any vested benefits to which the Participant is entitled under any benefit plan, program or arrangement maintained by the Company.

Section 2.02 “Administrator” shall be the Committee.

Section 2.03 “Base Annual Compensation” means (a) with respect to the CEO and CSSO, the sum of the Participant’s gross annual base salary and target annual incentive bonus, and (b) with respect to all other Participants, such Participant’s gross annual base salary, in each case as in effect immediately prior to the Participant’s Termination of Employment or as in effect immediately prior to any reduction in the Participant’s Base Annual Compensation that results in the Participant’s Termination of Employment for Good Reason.

Section 2.04 “Board” means the board of directors of electroCore, Inc.

Section 2.05 “Cause” means any of the following:

(a)	the Participant’s wilful failure to fulfill, in any material respect, his duties and responsibilities to the Company (other than by reason of death, illness or disability);

(b)	The Participant’s willful misconduct, gross negligence or willful acts of personal dishonesty in the performance of his duties to the Company that directly, materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company;

(c)	The conviction of, or plea of nolo contendere by, the Participant to, a felony or a crime involving moral turpitude that materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company;

(d)	The Participant’s commission of fraud or embezzelment against the Company;

(e)	the Participant’s willful or intentional violation of any lawful policy of the Company that directly, materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company; or

(f)	the Participant’s breach of the terms of the Restrictive Covenant Agreement.

Notwithstanding the foregoing, no failure or violation described in (a), (b) or (e) above shall constitute Cause unless (i) the Administrator provides the Participant with a written notice describing the Participant’s acts or omissions that constitute a failure or violation described in (a), (b) or (e) above, (ii) the Participant fails to cure such failure or violation within 10 business days after he receives such written notice and (iii) following the expiration of the cure period, the Company terminates the Participant’s employment due to such failure or violation; provided, however, that if the Administrator determines that the failure or violation described in (a), (b) or (e) is not capable of being cured, the Company may terminate the Participant’s employment for Cause at any time after the Administrator provides the written notice described in (i) above.

Section 2.06 “CEO” means the Chief Executive Officer of electroCore, Inc.

Section 2.07 “Change in Control” means either:

(a)	the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	any person (or group of persons acting together) other than [Core Ventures II, LLC and its managing members] becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction; provided, however, that a Change in Control under this clause (i) shall not occur solely as a result of any redemption, repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding;

(ii)	any person (or group of persons acting together) other than [Core Ventures II, LLC and its managing members] acquires (or has acquired within any 12-month period ending on the date of the most recent acquisition by such person or group) ownership, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction;

(iii)	the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of any direct or indirect parent of the surviving entity in such merger, consolidation or similar transaction; or

(iv)	the acquisition by a person (or a group of persons acting together) other than Core Ventures II, LLC and its managing members during the 12-month period ending on the date of the most recent acquisition by such person or group of assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Notwithstanding the foregoing, no transaction or series of related transactions shall constitute a Change in Control of the Company unless such transaction or series of related transactions qualify as a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets as each of these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

Section 2.08 “COBRA” means the provisions regarding healthcare continuation coverage set forth in Section 601 et seq. of ERISA and Section 4980B of the Code.

Section 2.09 “COBRA Premium” means the monthly cost of providing healthcare continuation coverage for a qualified beneficiary under COBRA, as adjusted from time to time.

Section 2.10 “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.11 “Committee” means the compensation committee of the Board.

Section 2.12 “Company” means electroCore, Inc., its wholly-owned subsidiaries and its successors and assigns.

Section 2.13 “CSSO” means the Chief Science & Strategy Officer of electroCore, Inc.

Section 2.14 “Eligible Participant” means a Participant who satisfies the eligibility conditions set forth in Section 3.01 for receiving Severance Benefits under this Policy.

Section 2.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.16 “Excess Parachute Tax” means the taxes, if any, imposed under Section 4999 of the Code on a Participant with respect to all or a portion of his Total Parachute Payments as a result of a Change in ownership or effective control of the Company (within the meaning of Section 280G of the Code).

Section 2.17 “Good Reason” means

(a)	Any material reduction in the Participant’s Base Annual Compensation prior to a Change in Control; provided, however, that a reduction in the Participant’s Annual Base Compensation under this paragraph (a) shall not constitute Good Reason if the Company reduces the Annual Base Compensation of all Participants on a substantially equivalent basis;

(b)	any material reduction in the Participant’s Base Annual Compensation during the period commencing on or after a Change in Control and ending on the second anniversary of a Change in Control;

(c)	any material diminution in the Participant’s authority, duties, offices, title or responsibilities; or

(d)	a transfer of Participant’s principal place of employment to a location that is more than [30] miles from the Participant’s then current principal place of employment.

A Participant will not have Good Reason to terminate his employment and receive Severance Benefits under this Policy unless the Participant provides the Administrator with written notice of the circumstances he believes constitutes Good Reason within 30 days after the occurrence of such circumstances, or, if later, within 30 days after the Participant in the exercise of ordinary care first becomes aware of any such circumstances. If the Participant does not provide such written notice within this time period, he may not assert those circumstances as a basis for any Termination of Employment for Good Reason. If Company does not cure any claimed event of Good Reason within 30 days after receipt of such written notice from the Participant, the Participant may terminate his employment for Good Reason within 60 days after the expiration of such cure period. If the Participant terminates his employment prior to the expiration of the 30-day cure period or more than 60 days after the expiration of such cure period, the Participant will not be treated as having terminated his employment for Good Reason.

Section 2.18 “Involuntary Termination of Employment” means a Participant’s Termination of Employment (i) by the Company for any reason other than for Cause or (ii) by the Participant for Good Reason. Notwithstanding the foregoing, however, an Involuntary Termination of Employment shall not include a termination of a Participant’s employment due to:

(a)	the Participant’s death, total and permanent disability or his voluntary resignation or retirement (other than for Good Reason); or

(b)	the sale or other disposition of any subsidiary, division or business unit of the Company or the outsourcing of any operations of the Company if the Participant receives a written offer of comparable employment from the purchaser of such subsidiary, division or business unit or from the entity that acquires the outsourced operations or from any direct or indirect parent, subsidiary or affiliate of such purchaser or entity (a “Successor Employer”) whether or not the Participant accepts such offer of comparable employment.

An offer of employment from a Successor Employer will not be considered to be an offer of “comparable employment” for purposes of (b) unless all of the following conditions are satisfied: (i) the Participant is offered Base Annual Compensation in an amount equal to or exceeding 100% of the Participant’s Base Annual Compensation immediately prior to the consummation of such transaction, (ii) the Participant is offered employment by the Successor Employer at a principal place of employment that is located not more than [30] miles from the Participant’s principal place of employment with the Company immediately prior to the consummation of such transaction and (iii) the Successor Employer offers the Participant employment in a position that is not expected to result in a material diminution in the authority, duties or responsibilities the Participant held immediately prior to his Termination of Employment, regardless of his title or position with the Successor Employer.

Section 2.19 “Participant” means the CEO, the CSSO, and each other member of the Company’s senior management team who is designated (by name or by job title or description) as a Participant hereunder by the Committee.

Section 2.20 “Release” means a general release of a Participant’s claims against the Company, its subsidiaries, affiliates, predecessors, and successor, and their respective agents, officers, directors, employees and stockholders in a form provided by the Adminstrator in good faith.

Section 2.21 “Restrictive Covenants Agreement” means the Employee Confidentiality and Assignment Agreement or similar agreement imposing employment covenants on the Participant in favor of the Company.

Section 2.22 “Severance Benefits” means the Severance Pay and other benefits payable to an Eligible Participant pursuant to Article IV of this Policy.

Section 2.23 “Severance Pay” means the cash payments made to an Eligible Participant pursuant to Section 4.01 of this Policy.

Section 2.24 “Severance Period” means the period commencing on the first day following an Eligible Participant’s Involuntary Termination of Employment and continuing for a period equal to:

(a)	If the Eligible Participant’s Involuntary Termination of Employment occurs prior to a Change in Control or on or after the second anniversary of a Change in Control, the number of months set forth in the applicable table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his employment position immediately prior to any change in his employment position that results in the Participant’s Termination of Employment for Good Reason:

Employment Position	Severance Period
CEO or CSSO:	12 months
All Other Participants:	6 months

(b)	If an Eligible Participant’s Involuntary Termination of Employment occurs on or after a Change in Control and prior to the second anniversary of such Change in Control, the number of months set forth in the applicable table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his position immediately prior to any change in his employment position that results in his Termination of Employment for Good Reason:

Employment Position	Severance Period
CEO or CSSO:	18 months
All Other Participants:	12 months

Section 2.25 “Termination of Employment” or words to similar effect means the Participant’s separation from service (as defined in regulations under Section 409A of the Code) with the Company (and each entity that together with the Company is required to be treated as a single service recipient for purposes of determining whether a separation from service has occurred for purposes of Section 409A of the Code).

Section 2.26 “Total Parachute Payments” shall mean any payment or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) paid or provided to or for the benefit of a Participant (whether paid or provided pursuant to this Policy or otherwise) which is conditioned on a Change in ownership or effective control of the Company (within the meaning of Section 280G of the Code) and would subject the Eligible Participant in whole or in part to an Excess Parachute Tax.

ARTICLE III.

ELIGIBILITY FOR SEVERANCE BENEFITS

Section 3.01 Eligibility for Severance Benefits. A Participant will become an Eligible Participant who is entitled to receive Severance Benefits under this Policy if such Participant

(a)	incurs an Involuntary Termination of Employment,

(b)	timely executes a Release within 60 days following such Involuntary Termination of Employment (or within such shorter time frame as may be specified in the Release provided by the Administrator), and

(c)	does not revoke such Release within the applicable revocation period provided under applicable law for revocation of a release of employment-based claims (including, without limitation, the release of claims under the Age Discrimination in Employment Act).

A Participant who does not return a signed copy of the Release to the Company within the time frame specified above or who revokes a signed Release within the applicable revocation period, will not be eligible to receive any Severance Benefits under this Policy. The Company will provide a Participant who has an Involuntary Termination of Employment with an executable form of Release no later than five business days after the Participant’s Involuntary Termination of Employment.

ARTICLE IV.

SEVERANCE BENEFITS

An Eligible Participant who satisfies the eligibility requirements set forth in Section 3.01 will receive Severance Pay and other Severance Benefits as provided in this Article IV, in addition to the payment of any Accrued Obligations to which the Eligible Participant is entitled.

Section 4.01 Severance Pay.

(a)	Amount of Severance Pay.

(i)	Normal Severance. Except as provided in clause (ii) below, an Eligible Participant will receive Severance Pay in an amount equal to his Base Annual Compensation times the applicable severance multiple specified in the table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his employment position immediately prior to any change in his employment position that results in his Termination of Employment for Good Reason:

Employment Position	Severance Multiple
CEO or CSSO:	1.0
All Other Participants:	0.5

(ii)	Change in Control Severance. If an Eligible Participant’s Involuntary Termination of Employment occurs on or after a Change in Control and prior to the second anniversary of such Change in Control, he will receive Severance Pay in an amount equal to his Base Annual Compensation times the applicable severance multiple specified in the table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his employment position immediately prior to any change in his employment position that results in his Termination of Employment for Good Reason:

Employment Position	Severance Multiple
CEO or CSSO:	1.5
All Other Participants:	1.0

(b)	Timing of Severance Pay.

(i)	Normal Severance. Except as provided in clause (ii) below (and subject to Section 4.04), an Eligible Participant will receive his Severance Pay in equal installments over the Participant’s Severance Period in accordance with the Company’s regular payroll schedule; provided, however, that no installment will be paid to a Participant unless and until the Participant has satisfied all of the eligibility conditions in Section 3.01.

(ii)	Change in Control Severance. If an Eligible Participant’s Involuntary Termination of Employment occurs on or after a Change in Control but prior to the second anniversary of such Change in Control, the Eligible Participant’s Severance Pay will be paid in a single lump sum as soon as practicable after the Participant has satisfied all of the eligibility conditions in Section 3.01.

Section 4.02 Medical, Dental and Vision Coverage. If an Eligible Participant is entitled to file, and does timely file, an election to continue any health benefits for himself, his spouse and his eligible dependents, if any, under a medical, dental and/or vision benefit program maintained by the Company in accordance with the provisions of COBRA, the Company shall promptly reiburse the Eligible Participant for the monthly COBRA Premiums paid by the Eligible Participant for such COBRA coverage until the earlier of (i) the expiration of the Eligible Participant’s continuation coverage under COBRA or (ii) the end of the Participant’s Severance Period. Notwithstanding the foregoing, an Eligible Participant shall not receive any reimbursement of COBRA Premiums unless and until all of the eligibility conditions in Section 3.01 have been satisfied. The Eligible Participant is responsible for the payment of all applicable COBRA Premiums.

Section 4.03 Acceleration of Vesting of Equity. If a Participant’s Involuntary Termination of Employment occurs on or after a Change in Control and prior to the second anniversary of a Change in Control, all outstanding forms of equity-based compensation granted to such Participant that remains outstanding immediately prior to the Participant’s Involuntary Termination of Employment shall vest and become exercisable upon satisfaction of all of the eligibility conditions in Section 3.01, and the period of time during which the Eligible Participant may exercise outstanding stock options or outstanding stock appreciation rights shall be extended until the earlier of (a) 150 days following the Participant’s Termination of Employment (or, if later, the period of time set forth in the applicable award agreement for exercising such stock options or stock appreciation rights) or (b) the original expiration date for such stock options. Such equity awards shall otherwise settle in accordance with their terms and conditions.

Section 4.04 Compliance with Section 409A of the Code. The Severance Benefits provided under this Policy are, to the fullest extent possible, intended to be exempt from the requirements of Section 409A of the Code and to the extent that any Severance Benefits provided hereunder are not exempt from Section 409A of the Code, they is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and this Policy shall be construed accordingly. Notwithstanding any provision in this Policy to the contrary, if at the time of an Eligible Participant’s Termination of Employment, the Administrator determines that the Eligible Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and applicable regulations thereunder, then, to the extent that such Severance Benefits constitute deferred compensation within the meaning of Section 409A of the Code and applicable regulations issued thereunder, payment or provision of such Severance Benefits shall be suspended and shall not be paid or provided to the Eligible Participant until the date that occurs on the earlier of (i) the first day of the seventh month following the Eligible Participant’s Termination of Employment or (ii) the Eligible Participant’s death. The payments suspended pursuant to this Section 4.04 will be paid to the Eligible Participant as soon as practicable after the period of suspension ends. Notwithstanding any provision in this Policy to the contrary, if any Severance Benefits are to be paid or provided in installments, each such installment shall constitute a separate payment for purposes of Section 409A of the Code and the regulations thereunder.

Section 4.05 Excess Parachute Tax. Notwithstanding any other provisions of this Policy or any plan, arrangement or agreement maintained by the Company, if a Participant receives or is entitled to receive any Total Parachute Payments under the terms of this Policy or otherwise that would subject the Participant to an Excess Parachute Tax as a result of a change in ownership or effective control of the Company (within the meaning of Section 280G of the Code), the portion of the Total Parachute Payments payable to the Participant (whether under this Policy or otherwise) shall be reduced to the extent necessary to prevent the imposition of the Excess Parachute Tax but only if the amount determined under (a) below exceeds the amount determined under (b) below, where:

(a)	is the net after-tax amount of the Total Parachute Payments remaining after (i) reducing the Total Parachute Payments to the extent necessary to prevent the imposition of the Excess Parachute Tax and (ii) deducting the net amount of Federal, state, and local income and payroll taxes payable by the Participant with respect such reduced Total Parachute Payments computed at the Participant’s highest marginal tax rates; and

(b)	is the net after-tax amount of the Total Parachute Payments (without any reduction to prevent imposition of the Excess Parachute Tax) but after deducting the net amount of Federal, state, and local income and payroll taxes payable by the Participant with respect to such Total Parachute Payments computed at the Participant’s highest marginal tax rates and further reduced by the amount of the Excess Parachute Tax that would be imposed on the Participant with respect to such Total Parachute Payments.

Such reduction shall first be applied to the accelerated vesting of any equity-based compensation, starting with stock options and stock appreciation rights that have the highest exercise or strike price, followed by any equity-based compensation that does not constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and next followed by any Severance Pay under this Policy that is not considered to be deferred compensation within the meaning of Section 409A of the Code and lastly to any Severance Pay that is considered to be deferred compensation within the meaning of Section 409A of the Code (starting with the installment payments that are payable latest in time).

Section 4.06 Death of an Eligible Participant. If an Eligible Participant dies after having satisfied all of the eligibility conditions set forth in Section 3.01 and before the end of the Severance Period, any remaining Severance Pay will continue to be paid to the beneficiary designated by the Participant to the Company, in writing. If a Participant has not designated a beneficiary (or if the beneficiary does not survive the Participant), the remaining Severance Pay, if any, will be paid to the Eligible Participant’s estate.

Section 4.07 Violation of Post-Employment Obligations and Covenants. Notwithstanding any provision in this Policy to the contrary, if any Eligible Participant breaches the terms of Restricted Covenant Agreement with the Company, such Eligible Employee shall immediately forfeit any and all rights he may have to any unpaid Severance Benefits hereunder and such Eligible Participant shall return to the Company any Severance Benefits previously received by the Eligible Participant.

ARTICLE V.

POLICY ADMINISTRATION

This Policy shall be administered by the Administrator. The Administrator shall have the discretionary authority to determine eligibility for Severance Benefits under the Policy and to construe the terms of the Policy, including the making of factual determinations. Benefits under the Policy shall be paid or provided only if the Administrator determines that Participant is entitled to such benefits under the terms of this Policy. The decisions of the Administrator shall be final and conclusive with respect to all questions concerning administration of the Policy. The Administrator may delegate all or a portion of its duties under this Policy to the CEO; provided, however, that the Committee’s express approval is required for the payment of any compensation or benefits as a result of any Participant’s Termination of Employment that are not Accrued Obligations or otherwise authorized under this Policy and further provided that the Administrator shall not delegate any duties to the CEO in connection with his own Termination of Employment. The actions of the CEO with respect to his delegated duties shall be treated as if such actions were taken by the Administrator.

ARTICLE VI.

CLAIMS PROCEDURE; ARBITRATION

Section 6.01 Filing a Claim. No formal claim for benefits shall be required for Severance Benefits to be paid or provided under this Policy. The Administrator will inform any Participant who incurs an Involuntary Termination of Employment that such Participant will be eligible for Severance Benefits under this Policy if the Participant satisfies the conditions set forth in Section 3.01. However, any individual who believes he is eligible for Severance Benefits under this Policy that have not been provided (a “Claimant”) may submit a written claim (“Claim”) for Severance Benefits to the Administrator. A Claimant shall have no right to seek review of a denial of Severance Benefits, or to bring any action in any court to enforce a Claim, prior to filing a Claim and exhausting his administrative remedies under this Article VI. When a Claim has been filed properly, the Administrator shall evaluate it and shall notify the Claimant of the approval or the denial of the Claim within 90 days after the Administrator receives such Claim unless special circumstances require an extension of time for processing the Claim. If such an extension of time for processing is required, the Administrator shall furnish the Claimant with written notice of the extension prior to the termination of the initial 90-day period. The notice of extension will specify the special circumstances requiring an extension and the date by which a final decision will be reached. The extension may not exceed 180 days after the date on which the Claim was filed. The Administrator shall provide the Claimant with a written notice advising the Claimant as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice will contain (a) the specific reasons for the denial, (b) references to pertinent provisions of the Policy upon which the denial is based, (c) a description of any additional material or information, if any, that is necessary to perfect the Claim and an explanation of why such material or information is necessary, and (d) the Claimant’s right to seek review of the denial.

Section 6.02 Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant may shall have the right to (a) request that the Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial. Within 60 days after a request for review is received, the Committee shall review the Claim and advise the Claimant in writing of the

Committee’s decision on review. If special circumstances require an extension of time for processing the review, the Committee shall provide the Claimant with written notice within the initial 60-day review period specifying the reasons for the extension and when such review shall be completed. The extension of the review period may not exceed 120 days after the date on which the request for review was filed. The Committee shall notify the Claimant of its decision on review in writing, which will include specific reasons for the decision and reference to the provisions of the Policy upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes. A Claimant or other individual shall not be entitled to bring any legal action or arbitration unless such person has exhausted such person’s rights under Section 6.01 and this Section 6.02 by timely submitting a Claim and requesting a review of a decision with respect to such Claim.

Section 6.03 Arbitration. If a Claimaint has exhausted his or her administrative remedies under Section 6.02 relating to any Claim under this Policy, then the Claimant may demand that any remaining disputed matters under this Policy (a “Dispute”) be settled by final and binding arbitration by sending written notice of such election to the Administrator clearly marked “Arbitration Demand” and such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 6.03. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of a Participant’s Restrictive Covenants Agreement.

The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules in effect at the time of the arbitration hearing and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction. Nothing contained herein shall operate to prevent either party from asserting any counterclaims in any arbitration commenced in accordance with this Agreement.

The arbitration shall be filed with the AAA office located in the State of New Jersey. The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

Except as otherwise provided by law, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 6.03, and the costs of the arbitrator(s) shall be equally divided between the parties.

The provisions of this Section 6.03 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 6.03 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

ARTICLE VII.

AMENDMENT AND TERMINATION

The Board or the Committee reserves the right to amend this Policy from time to time or to terminate the Policy; provided, however, that no such amendment or termination shall reduce the amount of Severance Benefits payable to any Eligible Participant who had an Involuntary Termination of Employment on or before the date of such amendment is executed or this Policy is terminated. Moreover, this Policy may not be amended or terminated at any time on or after the date Change in Control occurs and prior to the second anniversary of such Change in Control if such amendment or termination will have a material adverse affect on any Participant’s eligibility for Severance Pay or Severance Benefits or the amount of Severance Benefits provided under this Policy or under any plan, policy, program, arrangement or agreement that replaces this Policy. This Policy may not be amended, modified or terminated in a manner that would subject any Participant to taxation of his Severance Benefits under Section 409A(a)(1) of the Code.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Accrued Obligations. Notwithstanding any provision in this Policy to the contrary, a Participant who has a Termination of Employment shall receive all of the Accrued Obligations to which such Participant is entitled in accordance with the Company’s customary payroll practices and/or the terms of any applicable plan, program, policy or arrangement maintained by the Company without regard to whether the Participant is or may become entitled to any Severance Pay or Severance Benefits under this Policy and the payment of such Accrued Obligations shall not be conditioned upon the Participant’s execution of a Release.

Section 8.02 Successors and Assigns. The obligations of the Company under this Policy shall be assumed by its successors and assigns.

Section 8.03 Employment Rights. The existence of this Policy shall not confer any legal or other rights upon any employee to continuation of employment. The Company and its subsidiaries reserve the right to terminate any employee with or without cause at any time, notwithstanding the provisions of this Policy.

Section 8.04 Controlling Law. The provisions of this Policy shall be governed, construed and administered in accordance with ERISA. To the extent that ERISA does not apply, the laws of the State of New Jersey shall be controlling, other than New Jersey law concerning conflicts of law.

Section 8.05 Interests Not Transferable. The interest of persons entitled to Severance Benefits under this Policy are not subject to their debts or other obligations and, except as provided in Sections 4.06 and 8.02 above and Section 8.11 below, as required by federal or state garnishment orders issued to the Plan or the Company, or as may be required by ERISA, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

Section 8.06 Representations Contrary to the Policy. No officer or employee of the Company has the authority to alter, vary or modify the terms of the Policy or the Severance Benefits available to any Eligible Participant without the written consent of the Board or the Committee. No verbal or written representations contrary to the terms of the Policy and any duly authorized written consent of the Board or Committee shall be binding upon the Company.

Section 8.07 Plan Funding. No Participant or beneficiary thereof shall acquire by reason of this Policy any right in or title to any assets, funds, or property of the Company. Any Severance Benefits that become payable under this Policy are unfunded obligations of the Company and shall be paid from the Company’s general assets. No employee, officer, director or agent of the Company guarantees in any manner the payment of Severance Benefits.

Section 8.08 Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.

Section 8.09 Gender. Except when the context indicates to the contrary, when used in this Policy, masculine terms shall be deemed to include the feminine.

Section 8.10 Severability. If any provision of this Policy is held illegal or invalid for any reason, the other provisions of this Policy shall not be affected.

Section 8.11 Tax Withholding. Notwithstanding any other provision of this Policy, the Company may withhold from any and all Severance Benefits such United States federal, state or local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 8.12 Non-Exclusivity of Rights. The terms of the Policy shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Company to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Company shall be payable in accordance with the terms of such policy or program.

Section 8.13 Indemnification. The CEO and the individuals serving on the Committee shall be indemnified to the fullest extent permitted by applicable law and the Company’s Bylaws.

Adopted by the Compensation Committee

on [                    , 2018]